Exhibit 10-x

November 16, 2001

Private & Confidential

Mr. William M. Daley
845 United Nations Plaza
Apartment 22-A
New York, NY 10027

Dear Mr. Daley:

This letter (“Agreement”) reflects our offer of full time employment for you to join the SBC Communications Inc. companies (“SBC”) as an officer and it outlines the compensation and other benefits you will receive as a full time employee. Your position will be President, SBC Communications Inc., an officer position reporting directly to the Chairman of the Board of SBC, and, as such, you will be in charge of strategic planning, regulatory matters, legislative initiatives and external affairs. Your annual compensation shall consist of the Base Salary, Short Term Award and Long Term Share Grant as more fully described herein. Your entitlement to all other benefits shall be consistent with the terms and conditions of the plans under which such benefits are provided to similarly situated officers of SBC and, subject to the terms of this Agreement, as such plans may be amended from time-to-time. Your employment will be as a full-time employee and you shall not perform any duties as an employee, contractor, sub-contractor, agent or otherwise for any other person, corporation, partnership or other entity during the term of this Agreement. However, we understand that you plan to continue your service on certain corporate, civic and charitable boards and other activities as separately identified to us.

Place of Employment and Effective Date

You will begin employment effective December 1, 2001, in San Antonio, Texas.

Special Incentives

As a special incentive to restore valuable compensation that you will forfeit upon termination of your current employment and as an inducement to join SBC, we will provide you the following awards: (1) a cash award of $1,100,000, payable within 45 days after your start date and (2) grant you 90,000 non-qualified stock options on or near your start date. These options will be granted under and governed by the terms and provisions of the SBC 2001 Incentive Plan (as most recently amended effective November 16, 2001) and the terms hereof, a copy of which has been provided to you. This option will vest in thirds on each of the first three anniversaries of your employment.

Subsequent stock option grants (“Option Grants”) under the SBC 2001 Incentive Plan (or successor to such plan) shall be made in the discretion of the Board of Directors of SBC or its delegates in a like manner taking into consideration grants made to similarly situated officers of SBC.

Annual Rate of Compensation (Base Salary, Short Term Award and Long Term Incentive

Your starting base salary for full time employment shall be at the annual rate of $600,000 (“the Base Salary”). The level of your base salary will be subject to review as part of our normal review process (review normally begins at the end of the calendar year and adjustments, if any, are usually effective thereafter in March). Your annual rate of base salary for full time employment shall not be less than $600,000.00 during the term of this Agreement.

Your target award for 2002 and thereafter under the SBC Short Term Incentive Plan (or comparable plan) will not be less than 100% of your Base Salary (the “Target Short Term Award”). You shall be eligible for a target and maximum Short Term Award opportunity consistent with similarly situated officers. Subject to the foregoing provisions of this paragraph, the Short Term Award is subject to an adjustment based on accomplishment of SBC financial performance and you will be eligible to receive an individual discretionary adjustment based on your individual performance. The foregoing to the contrary notwithstanding, you will receive a Short Term Award payment of $60,000 for 2001 and your Short Term Award for 2002 shall not be less than $600,000.00.

Performance share grants are traditionally granted in January (the “Long Term Share Grant”). You will be awarded a Long Term Share Grant under the SBC 2001 Incentive Plan in January 2002 as hereafter provided. The performance shares will have a three-year performance period associated with them and corresponding corporate financial performance criterion applicable to similarly situated officers of SBC. The Long Term Share Grant is subject to an adjustment based on accomplishment of SBC financial performance. You will receive the Actual Performance Shares Award granted (the “Actual Performance Shares Award”) at the end of the three (3) year performance period associated with each grant. The Performance Shares earn dividend equivalents during the three-year actual performance period.

At the discretion of the Board, Stock Options may be granted to you as a part of your incentive compensation.

Consistent with awards to similarly situated officers, your 2002 annual Option Grant and 2002 annual Target Long Term Share Grant shall, in the aggregate, have a value of not less than 350% of your Base Salary (such value to be determined in the case of the Option Grant using SBC’s Black Scholes valuation methodology as consistently applied for all executives and using the value of an equal number of shares of SBC Communications Stock in the case of the Long Term Share Grant) and shall be in the same proportion of Shares to Options as the proportions of such grants made to such officers. On or before January 31, 2002, you also shall be awarded a prorated Long Term Share Grant of performance shares for (i) a one-year performance cycle ending December 31, 2002 (which shall be equal to $280,000.00) and (ii) a two-year performance cycle ending December 31, 2003, (which grant shall be equal to $560,000.00) provided that payment for each of such awards shall be made at the same time as and under such terms and conditions as are existing for Long Term Share Grants awarded to similarly situated officers for the cycles ending on December 31, 2002 and December 31, 2003, as the case may be.

Retirement Income

You will be eligible to participate in the SBC Pension Benefit Plan Non-Bargained Program (“SBCPBP”), which is a cash balance pension program that requires five (5) years of vesting service before any benefit becomes payable. Subject to limits imposed by the Internal Revenue Code, your annual benefit in the SBCPBP is generally 5% of your compensation plus accrued interest.

You shall also be eligible to receive a Supplemental Retirement Income Plan (“SRIP”) benefit to supplement SBC’s qualified, cash balance pension benefit, all in accordance with the terms of these plans. Your benefit under the SRIP (the “SRIP benefit”) shall have a Retirement Percent (as defined in the SRIP) of 60%, shall, except as otherwise described herein, vest upon completion of five (5) years of service, and is targeted at a service adjusted percentage of your Final Average Earnings (as defined under the SRIP) at the time you retire or resign. As a mid-career hire, the Service Factor (as defined under the SRIP) is one-half the standard discount and, for such purpose you shall be designated as an “Officer” under the SRIP. You shall be entitled to an Equivalent SRIP Benefit in lieu of your SRIP Benefit if your Equivalent SRIP Benefit is greater than your SRIP Benefit. Your Equivalent SRIP Benefit shall be provided in accordance with, and be governed in all respects by, the terms of the SRIP with the following modifications: (i) “Final Average Earnings” shall not be less than the sum of your initial Base Salary and your initial full year Target Short Term Award, and (ii) if SBC terminates your employment without cause (as defined below) prior to completion of five (5) years of service, then you shall be vested in your Equivalent SRIP benefit upon such termination. The foregoing provisions shall be reflected in a separate SRIP participation agreement.

Asset Accumulation

In addition to a traditional 401(k) Plan, you shall be eligible to participate in SBC’s two non-qualified pre-tax deferral plans for both salary and incentive compensation (the “Deferral Plans”) in accordance with the terms of those plans. These Deferral Plans are generally described as follows:

(1)	stock based -- deferral of up to 30% of salary and 100% of short term awards; a possibility of 80% stock match on first 6% of deferrals; 2-for-1 stock option match for each share deemed purchased with employee base pay and Short Term Target Award deferrals; and

(2)	cash based -- deferral of up to 100% of short term and cash long-term awards, as well as up to 50% of salary, with interest credits based on a Moody’s Corporate Bond Yield.

Health Benefits

At the present time, SBC provides its similarly situated officers (including you) with supplemental health coverage to its group health plans while they are actively employed. The coverage for similarly situated officers and his or her eligible dependents is 100% of any medical, dental, vision, mental health, or other health expense that meets the IRS definition of a deductible health expense on a federal income tax return and that is not covered by SBC’s basic managed care medical, dental or vision care plans, limited to $50,000 per individual, per year and $100,000 per family, per year. The officer pays an annual contribution of 10% of SBC’s actual, per officer’s cost of the entire plan for the prior plan year.

The company also offers you the option to purchase CarePlus medical coverage (covers the cost of certain experimental medical treatments not covered by general group plans), and the option to purchase long-term care insurance.

Except as provided in this Agreement, SBC does not provide post-retirement medical benefits unless certain conditions are satisfied, including the completion of at least ten years of service as of the date of an employee’s termination of employment.

Income Protection

You will receive company-paid life insurance equivalent to one time your Base Salary, with an option to purchase supplemental group life insurance equal to a multiple of your salary between one and six (inclusive).

SBC also provides its similarly situated officers (including you) with supplementary disability coverage. The benefit is 100% of your monthly base salary, coordinated with certain other income, for the first year of disability, and 80% thereafter prior to age 65.

Other Benefits

You will be eligible to participate in the other plans and programs that SBC makes available to its similarly situated officers from time-to-time on the same terms and conditions as are generally applicable to such officers.

Your vacation entitlement shall be five (5) weeks on an annual basis plus seven (7) personal days also on an annual basis.

SBC will pay all professional expenses incurred by you in connection with the negotiation and preparation of this agreement.

You will also be provided the following benefits in accordance with and subject to the terms of SBC’s benefit plan including, without limitation:

(1)	Company paid initiation fee for one country club membership, monthly dues and such other expenses as are provided under the SBC country club policy for similarly situated officers;

(2)	Financial counseling services;

(3)	Company paid communications services, i.e., long distance, home telephone equipment, cellular phone, etc.; and

(4)	A monthly auto allowance plus all fuel and maintenance.

Relocation Assistance

Your relocation to San Antonio shall be handled under and be governed by the terms and provisions of the SBC Management Relocation Plan A as if you were eligible for the benefits provided by such plan whether or not you are actually eligible therefor (including reasonable local temporary living expenses for at least six (6) months and during such period all reasonable costs of travel between San Antonio and your present residence).

Amendment

This Agreement may only be amended by the parties' mutual written agreement.

Change in Control Benefits

You will be entitled to all benefits provided to participants under a SBC Severance Benefits-Change in Control Agreement (“Change in Control Agreement”) consistent with similarly situated officers of SBC in accordance with the terms thereof.

Termination of Employment

Notwithstanding any other provision of this Agreement, (i) your employment shall be employment at will and (ii) in no event may your employment extend past your 65th birthday. Your employment may be terminated with or without cause; provided, however, in the event SBC terminates your employment other than for cause at any time prior to your reaching your 65th birthday, you will be entitled to: (a) a lump sum, payable in cash within thirty (30) days after such termination in an amount equal to the sum of (x) your Base Salary (which shall not be less than $600,000.00), and (y) the greater of your Target Short Term Award for the year in which such termination occurs or the actual Short Term Award earned for the year prior to such termination (which for this purpose shall not be less than $600,000.00); and (b) payment within thirty (30) days following such termination of your accrued and unpaid Base Salary, unpaid vacation and unreimbursed expenses through the date of termination of your employment. If you are terminated by SBC without cause on or before December 31, 2004 or your employment is terminated by SBC or by you for any reason after December 31, 2004, such termination shall constitute a “retirement” and you shall be deemed to be “retirement eligible” (and deemed to have attained at least age 55) under all SBC plans, programs and benefits (other than the qualified retirement plans, medical plans and other qualified group plans, except as provided above); provided, however, in lieu of providing retiree medical benefits resulting from such deemed retirement under SBC’s group medical plan, SBC shall provide equivalent retiree medical benefits outside of its group medical plan. Your employment will also terminate upon your death, disability, voluntary termination or termination by SBC for cause (“Termination of Employment”), and in the event of your Termination of Employment, your right to the Base Salary, Short Term Award, and Long Term Award described in this Agreement shall cease upon such Termination of Employment (other than amounts accrued and unpaid on such date or as otherwise provided under the Short and Long Term Awards). Cause shall have the meaning set forth in the Change in Control Plan. Disability shall mean your inability, due to your physical or mental condition, to maintain or obtain gainful employment. In the event you terminate your employment due to (i) a material reduction in your Base Salary, Target Short Term Award opportunity or Target Long Term Share Grant opportunity, (ii) a material adverse change in your title, duties or reporting responsibilities, or (iii) a material breach of this Agreement by SBC (a “SBC Breach”), such termination shall not be deemed “voluntary” by you, but instead shall be a termination of your employment by SBC without cause, provided that in the case of a SBC Breach, you have given written notice of such breach to SBC and SBC has failed to cure such breach within thirty (30) days of such notice, provided, further, however, that you are not in material breach of this Agreement, or if in material breach during the foregoing thirty (30) day cure period, you have cured such breach.

In no event shall you be obligated to seek other employment or take any other action to mitigate the amounts payable to you under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as result of your employment by another employer.

General Information

Summary descriptions of the nonqualified plans are enclosed. Please be advised that the plan summaries do not govern the operation of the plan and are not meant to replace the plan documents. All rights of all employees under the plans are governed in all respects by the plan documents establishing the benefits provided under each.

In the case of conflict between the terms of this Agreement (the “Terms”) and the provisions of any plan, policy, or practice of SBC as in effect from time to time (the “Provisions”), your rights or SBC’s obligations shall be established by whichever of the Terms or Provisions would be more beneficial to you.

SBC will maintain, for your benefit, officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by SBC on the effective date of your employment. In addition, you will be indemnified by SBC against liability as an officer and a director (if so elected) of SBC and any subsidiary or affiliate of SBC to the maximum extent permitted by applicable law. Your rights under this paragraph will continue so long as you may be subject to liability, whether or not this Agreement may have terminated prior thereto.

Any questions you have regarding your specific compensation and benefits may be directed to Duane Helm, Vice President-Compensation, at 210-351-2420.

I look forward to working with you. Please call me if I can answer any questions.

Sincerely,

/s/ James D. Ellis

Accepted and Agreed:

/s/ William M. Daley
William M. Daley
845 United Nations Plaza
Apartment 22-A
New York, NY 10027